FOR IMMEDIATE RELEASE	CONTACT: Michael L. Middleton
Chief Executive Officer
888.745.2265

TRI-COUNTY FINANCIAL CORPORATION
ANNOUNCES RESULTS OF OPERATIONS FOR FIRST QUARTER

Waldorf, Maryland, April 17, 2013 – Tri-County Financial Corporation (OTCBB: TCFC) (the “Company”), the holding company for Community Bank of Tri-County (the “Bank”), reported net income available to common shareholders for the three months ended March 31, 2013 increased 58.10% or $613,138 to $1,668,391 or $0.54 per common share (diluted) compared to $1,055,253 or $0.35 per common share (diluted) for the three months ended March 31, 2012.  The increase in first quarter earnings was attributable to increases in net interest income and noninterest income and a decrease in the provision for loan losses partially offset by increased noninterest expense and income tax expense.

“In the previous eight years only one quarter has exceeded $0.54 per share. The Company’s annualized return on common equity for the three months ended March 31, 2013 was 11.03% compared to 7.42% for the three months ended March 31, 2012. The 2012 total return on common equity was 8.29%,” stated Michael L. Middleton, Chairman and Chief Executive Officer. “Our concentration on improving net income, asset quality and product delivery is allowing us to move to the next level in community banking.”

“Our 2013 goals center on enhancing net interest income by reducing funding costs and increasing noninterest income. First quarter 2013 net interest income of $7.8 million increased $700,000 or 10.33% compared to the same quarter last year primarily due to reduced funding costs. The Company’s deposit costs decreased 43 basis points from 1.21% for the first quarter of 2012 to 0.78% for the first quarter of 2013,” stated William J. Pasenelli, President and Chief Financial Officer. “First quarter noninterest income also increased $343,000 to $1.2 million compared to last year chiefly as a result of increased gains on loans held for sale.”

Operations – Three Months Ended March 31, 2013 compared to 2012

The increase in net income available to common shareholders of $613,138 to $1,668,391 for the three months ended March 31, 2013 compared to the same period in 2012 was attributable to increases in net interest income of $731,971 and noninterest income of $342,988, and a lower provision for loan losses of $186,901, partially offset by increases in noninterest expense of $245,405 and income tax expense of $403,317.

Net interest income increased to $7,816,670 for the three months ended March 31, 2013 compared to $7,084,699 for the three months ended March 31, 2012. The net interest margin was 3.52% for the three months ended March 31, 2013, a 37 basis point increase from 3.15% for the three months ended March 31, 2012. The increase was largely the result of a rapid decrease in the Company’s cost of funds that began during 2012 as certificates of deposit re-priced and rates dropped on money market accounts. The average cost of total interest-bearing liabilities decreased 47 basis points from 1.50% for the first quarter of 2012 to 1.03% for the first quarter of 2013. Deposit costs decreased 43 basis points from 1.21% to 0.78% for the comparable period. At March 31, 2013, approximately $142 million or 35% of certificates of deposit were scheduled to mature in the second and third quarters of 2013. Current market rates are significantly lower than rates paid for certificates of deposit scheduled to mature in the next six months of 2013.

Interest and dividend income decreased by $268,427 to $9,839,957 for the three months ended March 31, 2013 compared to $10,108,384 for the three months ended March 31, 2012. Decreases in yields on loans and investments were partially offset by the growth in the average balance of loans. Reduced average yields on interest-earning assets resulted in a negative rate variance of $451,719 as rates decreased from 4.50% for the three months ended March 31, 2012 to 4.43% for the three months ended March 31, 2013. The Company has been successful over the last several years in limiting the effect of the lower interest rate environment on loan rates through pricing and interest rate floors.  Interest and dividend income was further reduced $130,207 for a volume variance as average interest-earning investment balances decreased $35.1 million from $195.2 million for the three months ended March 31, 2012 to $160.1 million for the three months ended March 31, 2013. These reductions were partially offset by a positive volume variance of $313,499 due to growth of $24.6 million in the average balance of loans from $703.8 million to $728.4 million.

Interest expense decreased $1,000,398 to $2,023,287 for the three months ended March 31, 2013 compared to $3,023,685 for the three months ended March 31, 2012 due primarily to a reduction in the average cost of funds on interest-bearing liabilities; interest expense decreased $882,351 due to a decrease in rates. This was principally achieved by a decrease in the average rates paid on certificates of deposits and money market accounts, which declined from 1.70% and 0.76%, respectively, for the three months ended March 31, 2012 to 1.30% and 0.32%, respectively, for the three months ended March 31, 2013. The Company has been successful in increasing its core deposits and reducing its cost of funds in the low interest rate environment over the last several years. In addition, the average rate paid on long-term debt decreased from 3.37% to 2.42% for the comparable period. Interest expense was also reduced $140,056 due to a decline in average deposit balances of $26.3 million from $729.6 million for the three months ended March 31, 2012 to $703.3 million for the three months ended March 31, 2013. These reductions in interest expense were partially offset by a $22,009 increase in interest expense due to a $3.4 million increase in average debt balances.

The provision for loan losses decreased $186,901 from the comparable period in 2012 to $154,173 for the three months ended March 31, 2013 and reflected a decrease in the allowance for specific nonperforming loans based on management’s estimate of realizable value. Net charge-offs decreased $29,187 from $80,317 for the three months ended March 31, 2012 to $51,130 for the three months ended March 31, 2013.

Noninterest income totaled $1,189,078 for the three months ended March 31, 2013 compared to $846,090 for the three months ended March 31, 2013.  The increase of $342,988 was principally due to an increase in gains on loans held for sale of $312,609 to $378,584 for the three months ended March 31, 2013 from $65,975 for the same period in 2012. Noninterest income for the first quarter of 2012 included net losses on the sale of foreclosed real estate of $96,917 compared to none for the comparable period in 2013.

For the three months ended March 31, 2013, noninterest expense increased 4.16% or $245,405 to $6,142,824 from $5,897,419 for the comparable period in 2012. The increase was primarily due to growth in employee compensation of $237,130 to $3,556,996. Noninterest expense, excluding employee compensation, increased $8,275 to $2,585,828 for the three months ended March 31, 2013 compared to $2,577,553 for the three months ended March 31, 2012.

Financial Condition at March 31, 2013 compared to December 31, 2012

Total assets at March 31, 2013 decreased to $969,189,719, or 1.27%, compared to $981,639,212 at December 31, 2012.  The decrease in total assets was attributable to seasonal declines in customer deposits and a net decrease in the loan portfolio.

Loans decreased a net of $12,722,232 from $747,640,752 at December 31, 2012 to $734,918,520 at March 31, 2013, due to net decreases of $2,261,994 in commercial real estate, $8,574,701 in residential mortgages and a net decrease in other loan categories of $1,784,074. First quarter 2013 residential loan production was focused on loans originated for sale in the secondary market.

Nonperforming loans (90 days or greater delinquent) were $9,504,915 or 1.28% of total loans compared to $8,717,018 or 1.15% of total loans at December 31, 2012. The Bank had 37 nonperforming loans at March 31, 2013 compared to 34 nonperforming loans at December 31, 2012. The net increase of $787,897 was due to increases of 90 days or greater delinquency in commercial real estate of $1,028,440 and home equity and second mortgages of $116,206 partially offset by reductions in nonperforming commercial loans of $63,372 and residential first mortgages of $293,376. Nonperforming loans at March 31, 2013 included $3,885,873 or 41% attributed to two well-secured customer relationships.

The Bank categorized six performing loans totaling $4,362,144 and $4,424,388 as nonaccrual loans at March 31, 2013 and December 31, 2012, respectively. These six loans represent one well-secured commercial relationship with no specific reserves in the allowance due to the Bank's superior credit position with underlying collateral. It is management’s belief that there is no current risk of loss to the Bank for this relationship. These loans were classified as nonaccrual loans due to the customer’s operating results. In accordance with the Company’s policy, interest income is recognized on a cash-basis for these loans.

At March 31, 2013, the Bank had 11 troubled debt restructured loans (“TDRs”) totaling $4,588,947 compared to 10 TDRs totaling $4,515,443 as of December 31, 2012. All TDRs were performing according to the terms of their restructured agreements with no specific reserves in the allowance for loan losses at March 31, 2013 and at December 31, 2012, respectively.

The OREO balance was $6,951,653 at March 31, 2013 an increase of $60,300 compared to $6,891,353 at December 31, 2012, consisting of additions of $370,800 offset by valuation allowances of $310,500 to adjust properties to current appraised values. OREO carrying amounts reflect management’s estimate of the realizable value of these properties incorporating current appraised values, local real estate market conditions and related costs.

The Bank experienced a decrease in deposits during the first quarter driven primarily by seasonal customer deposit activity. Total deposits decreased by 2.61%, or $21,376,863, to $798,853,425 at March 31, 2013 compared to $820,230,288 at December 31, 2012. During the first quarter of 2012, deposits declined 2.61%, or $21,564,090, to $805,689,111 at March 31, 2012 from December 31, 2011. Long-term debt increased $9,987,341 from $60,527,208 at December 31, 2012 to $70,514,549 at March 31, 2013. During the first quarter of 2013, the Company added $10 million in Federal Home Loan Bank advances at 0.87% for four years.

During the three months ended March 31, 2013, stockholders’ equity increased $1,639,099 to $80,686,360. The increase in stockholders’ equity was due to net income of $1,718,391 and net stock related activities of $350,315 partially offset by payments of common dividends of $303,999, preferred stock dividends of $50,000 and adjustments to other comprehensive income of $75,608. Common stockholders' equity of $60,686,360 at March 31, 2013, resulted in a book value of $19.89 per common share. The Company remains well-capitalized at March 31, 2012 with a Tier 1 capital to average asset ratio of 9.66%.

The Company had paid annual cash dividends on common stock since 1994.  During the first quarter of 2013, the Board of Directors announced a move to a quarterly dividend in place of its previous annual dividend and that the expected total dividend to be paid in 2013 is $0.40 per share. A quarterly cash dividend was paid during the first quarter of 2012 of $0.10 per outstanding share of common stock. On March 8, 2013, the Company declared its second quarterly cash dividend of $0.10 per common share of common stock. The dividend was paid on April 4, 2013 to stockholders of record as of the close of business on March 18, 2013.

About Tri-County Financial Corporation - The Company is the bank holding company for Community Bank of Tri-County, which conducts business through its main office in Waldorf, Maryland, and ten branch offices in Waldorf, Bryans Road, Dunkirk, Leonardtown, La Plata, Charlotte Hall, Prince Frederick, Lusby, California, Maryland; and Dahlgren, Virginia.

Forward-looking Statements - This news release contains forward-looking statements within the meaning of the federal securities laws. Forward-looking statements can generally be identified by the fact that they do not relate strictly to historical or current facts. They often include words like “believe,” “expect,” “anticipate,” “estimate” and “intend” or future or conditional verbs such as “will,” “would,” “should,” “could” or “may.” Statements in this release that are not strictly historical are forward-looking and are based upon current expectations that may differ materially from actual results. These forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from those anticipated by the statements made herein. These risks and uncertainties involve general economic trends, changes in interest rates, loss of deposits and loan demand to other financial institutions, substantial changes in financial markets; changes in real estate value and the real estate market, regulatory changes, possibility of unforeseen events affecting the industry generally, the uncertainties associated with newly developed or acquired operations, the outcome of pending litigation, and market disruptions and other effects of terrorist activities. The Company undertakes no obligation to update these forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unforeseen events, except as required under the rules and regulations of the Securities and Exchange Commission.

Data is unaudited as of March 31, 2013. This selected information should be read in conjunction with the financial statements and notes included in the Company's Annual Report to Shareholders for the year ended December 31, 2012.

TRI-COUNTY FINANCIAL CORPORATION
	As of March 31, 2013	As of December 31, 2012	$ Variance	% Variance
Financial Condition Data:	(Unaudited)
Total assets	$969,189,719	$981,639,212	$(12,449,493)	(1.27%)
Cash, federal funds sold and interest-bearing deposits	16,546,503	11,295,655	5,250,848	46.49%
Securities	155,303,430	159,825,097	(4,521,667)	(2.83%)
Loans receivable, net	734,918,520	747,640,752	(12,722,232)	(1.70%)
Premises and equipment	19,516,325	19,782,236	(265,911)	(1.34%)
Other real estate owned	6,951,653	6,891,353	60,300	0.88%
Total liabilities	888,503,359	902,591,951	(14,088,592)	(1.56%)
Total deposits	798,853,425	820,230,288	(21,376,863)	(2.61%)
Short-term borrowings	-	1,000,000	(1,000,000)	n/a
Long-term debt	70,514,549	60,527,208	9,987,341	16.50%
Junior subordinated debentures	12,000,000	12,000,000	-	0.00%
Small Business Lending Fund (SBLF) preferred stock	20,000,000	20,000,000	-	0.00%
Common equity	60,686,360	59,047,261	1,639,099	2.78%
Total stockholders’ equity	$80,686,360	$79,047,261	$1,639,099	2.07%
Book value per common share	$19.89	$19.34
Common shares outstanding	3,050,385	3,052,416
Tier 1 capital to average assets	9.66%	9.39%
Total capital to risk-weighted assets	13.23%	12.84%
Nonperforming loans (NPLs)	$9,504,915	$8,717,018	$787,897	9.04%
Nonperforming assets (NPLs + OREO)	16,456,568	15,608,371	848,197	5.43%
Performing non-accrual loans	4,362,144	4,424,388
Troubled debt restructures (TDRs)	4,588,947	4,515,443	73,504	1.63%
Allowance for loan losses to total loans	1.12%	1.09%
Past due loans (PDLs) to total loans (31 to 89 days)	0.98%	0.42%
Nonperforming loans (NPLs) to total loans (>=90 days)	1.28%	1.15%
Total loan delinquency (PDLs + NPLs) to total loans	2.26%	1.57%
Allowance for loan losses to nonperforming loans	87.85%	94.78%
Nonperforming assets (NPLs +OREO) to total assets	1.70%	1.59%
NPAs + performing non-accrual loans + TDRs to total assets (a)	2.62%	2.50%

(a) Ratio adjusted to remove duplication of loans that are both nonperforming and troubled debt restructures.

TRI-COUNTY FINANCIAL CORPORATION
	Three Months Ended
	March 31, 2013	March 31, 2012	$ Variance	% Variance
Operations Data:	(Unaudited)
Interest and dividend income	$9,839,957	$10,108,384	$(268,427)	(2.66%)
Interest expense	2,023,287	3,023,685	(1,000,398)	(33.09%)
Net interest income	7,816,670	7,084,699	731,971	10.33%
Provision for loan losses	154,173	341,074	(186,901)	(54.80%)
Noninterest income	1,189,078	846,090	342,988	40.54%
Noninterest expense	6,142,824	5,897,419	245,405	4.16%
Income tax expense	990,360	587,043	403,317	68.70%
Net income	1,718,391	1,105,253	613,138	55.47%
Net income available to common shareholders	$1,668,391	$1,055,253	613,138	58.10%
Return on average assets	0.72%	0.46%
Return on average common equity	11.03%	7.42%
Interest rate spread	3.40%	3.00%
Net interest margin	3.52%	3.15%
Share Data:
Basic net income per common share	$0.55	$0.35
Diluted net income per common share	$0.54	$0.35
Weighted average common shares outstanding:
Basic	3,053,204	3,037,380
Diluted	3,074,602	3,046,319

The table below sets forth certain information regarding changes in interest income and interest expense of the Bank for the periods indicated.  For each category of interest earning asset and interest bearing liability, information is provided on changes attributable to (1) changes in volume (changes in volume multiplied by old rate); and (2) changes in rate (changes in rate multiplied by old volume).  Changes in rate volume (changes in rate multiplied by the change in volume) have been allocated to changes due to volume.

	Three Months Ended March 31, 2013
	compared to Three Months Ended
	March 31, 2012
		Due to
	Volume	Rate	Total

Interest income:
Loan portfolio (1)	$313	$(290)	$23
Investment securities, federal funds
sold and interest bearing deposits	(130)	(161)	(291)
Total interest-earning assets	$183	$(451)	$(268)

Interest-bearing liabilities:
Savings	1	(24)	(23)
Interest-bearing demand and money
market accounts	13	(272)	(259)
Certificates of deposit	(154)	(443)	(597)
Long-term debt	23	(144)	(121)
Short-term debt	(1)	8	7
Guaranteed preferred beneficial interest
in junior subordinated debentures	-	(7)	(7)
Total interest-bearing liabilities	$(118)	$(882)	$(1,000)
Net change in net interest income	$301	$431	$732

(1) Average balance includes non-accrual loans

The following table presents information on the average balances of the Company’s interest-earning assets and interest-bearing liabilities and interest earned or paid thereon for the three months ended March 31, 2013 and 2012, respectively. There are no tax equivalency adjustments.

	For the Three Months Ended March 31,
		2013			2012
			Average			Average
	Average		Yield/	Average		Yield/
dollars in thousands	Balance	Interest	Cost	Balance	Interest	Cost
Assets
Interest-earning assets
Loan portfolio (1)	$728,411	$9,248	5.08%	$703,794	$9,225	5.24%
Investment securities, federal funds
sold and interest-bearing deposits	160,065	592	1.48%	195,233	883	1.81%
Total interest-earning assets	888,476	9,840	4.43%	899,027	10,108	4.50%
Cash and cash equivalents	11,539			6,634
Other assets	56,967			52,759
Total Assets	$956,982			$958,420

Liabilities and Stockholders' Equity
Interest-bearing liabilities:
Savings	$36,175	$10	0.11%	$30,871	$33	0.43%
Interest-bearing demand and money
market accounts	265,797	214	0.32%	250,107	473	0.76%
Certificates of deposit	401,358	1,309	1.30%	448,608	1,906	1.70%
Long-term debt	64,308	389	2.42%	60,569	510	3.37%
Short-term debt	6,480	22	1.36%	6,867	16	0.93%
Guaranteed preferred beneficial interest
in junior subordinated debentures	12,000	79	2.63%	12,000	86	2.87%

Total interest-bearing liabilities	786,118	2,023	1.03%	809,022	3,024	1.50%

Noninterest-bearing demand deposits	82,507			65,627
Other liabilities	7,880			6,864
Stockholders' equity	80,477			76,907
Total Liabilities and Stockholders' Equity	$956,982			$958,420

Net interest income		7,817			7,084

Interest rate spread			3.40%			3.00%
Net yield on interest-earning assets			3.52%			3.15%
Ratio of average interest-earning assets to
average interest-bearing liabilities			113.02%			111.13%

(1) Average balance includes non-accrual loans